EXHIBIT (D)(5)

          AMENDMENT TO SCHEDULE A OF THE INVESTMENT ADVISORY AGREEMENT
                              DATED APRIL 28, 1996
            BETWEEN TURNER FUNDS AND TURNER INVESTMENT PARTNERS, INC.

         Turner Funds and Turner Investment Partners, Inc. are parties to an Investment Advisory Agreement dated April 28, 1996 (the "Investment Advisory Agreement"). Turner Funds and Turner Investment Partners, Inc. wish to clarify the calculation of the performance fees described in Schedule A to the Investment Advisory Agreement for the Turner Concentrated Growth, Technology and New Enterprise Funds (collectively, the "Funds");

         NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree that the performance fees for the Funds shall be calculated in accordance with the following schedule and as provided herein:

---------------------- ---------------------- ---------------- ------------------- ----------------- -----------------
                                                                                                     HIGHEST /
                                              BASE ADVISORY    REQUIRED EXCESS     ANNUAL            LOWEST POSSIBLE
FUND                   BENCHMARK              FEE              PERFORMANCE         ADJUSTMENT RATE   ADVISORY FEE
---------------------- ---------------------- ---------------- ------------------- ----------------- -----------------
Concentrated Growth
Fund                   S&P 500 Index          1.10%            +/- 2.50%           +/- 0.40%         1.50% / 0.70%
---------------------- ---------------------- ---------------- ------------------- ----------------- -----------------

Technology Fund        PSE Technology Index   1.10%            +/- 2.00%           +/- 0.40%         1.50% / 0.70%
---------------------- ---------------------- ---------------- ------------------- ----------------- -----------------
                       Nasdaq Composite
New Enterprise Fund    Index                  1.10%            +/- 2.50%           +/- 0.40%         1.50% / 0.70%
---------------------- ---------------------- ---------------- ------------------- ----------------- -----------------

Each Fund's Base Advisory Fee is accrued daily and paid monthly, based on the Fund's average net assets during the current month. Each Fund's Annual Adjustment Rate is determined by comparing the Fund's performance to the performance of the Fund's benchmark over the current month plus the previous 11 months (the "performance period"). The Fund's Annual Adjustment Rate is then multiplied by the average net assets of the Fund over the performance period, which is then multiplied by a fraction, the numerator of which is the number of days in the current month and the denominator of which is 365 (366 in leap years). The resulting amount is then added to (in the case of overperformance) or subtracted from (in the case of underperformance) to the Fund's Base Advisory Fee.

Because the adjustment to each Fund's Base Advisory Fee is based upon the Fund's performance compared to the investment record of its benchmark, the controlling factor as to whether a performance adjustment will be made is not whether the Fund's performance is up or down per se, but whether it is up or down more or less than the record of its respective benchmark. The comparative investment performance of the Fund is based solely on the relevant performance period without regard to the cumulative performance over a longer or shorter period of time.

For example, assume that the Concentrated Growth Fund's average net assets over a one- and 12-month period ending March 31 is $50,000,000, and that it is not a leap year. The Concentrated Growth Fund's Base Advisory Fee for March is $46,712 ($50,000,000 x 1.10%, x 31/365). If the Concentrated Growth Fund outperformed (or underperformed) the S&P 500 Index by 2.50% or less over this performance period, then there is no adjustment to the Fund's Base Advisory Fee. If the Concentrated Growth Fund outperformed (or underperformed) the S&P 500 Index by more than 2.50% over this performance period, then Turner Investment Partner Inc.'s Base Advisory Fees would be increased (or decreased) by $16,986 ($50,000,000 x 0.40%, x 31/365).

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have executed this Amendment to Schedule A to the Turner Funds' Investment Advisory Agreement dated April 28, 1996 effective as of March 31, 2005.

TURNER FUNDS                               TURNER INVESTMENT PARTNERS, INC.


By:    /s/ BRIAN F. MCNALLY                By:    /s/ ROBERT E. TURNER
       ------------------------                   -----------------------------
Name:  Brian F. McNally                    Name:  Robert E. Turner
Title: Chief Compliance Officer            Title: Chairman and Chief Investment
       and Secretary                              Officer